Exhibit 10.8

SUPPLEMENTAL AGREEMENT NO. 2

TO THE

AMENDED AND RESTATED LICENSE AND SUPPLY AGREEMENT

(GENERIC VERAPAMIL)

This Supplemental Agreement No. 2 to the Amended and Restated License and Supply Agreement (Generic Verapamil) (“Supplemental Agreement No. 2”) is made the 17th day of January 2014 (“Supplemental Agreement No. 2 Effective Date”).

BETWEEN

(i)	Alkermes Pharma Ireland Limited, as successor of Elan Corporation plc and Elan Pharma International Limited (hereinafter “Alkermes”)

and

(ii)	Watson Laboratories, Inc., as assignee of Watson Pharma, Inc., formerly known as Schein Pharmaceutical, Inc., a Nevada corporation (hereinafter “Watson”),

RECITALS

(A)	On June 26, 2003, Elan Corporation pic and Watson entered into an Amended and Restated License and Supply Agreement relating to the license and sale of generic Verapamil in the United States. This agreement was subsequently amended by a Supplemental Agreement, which became effective on December 8, 2004. The Amended and Restated License and Supply Agreement, as amended by the Supplemental Agreement, is hereinafter referred to as the “Principal Agreement”.

(B)	Since the execution of the Principal Agreement, (i) there has been the acquisition of Andrx Corporation on November 3, 2006 (the “Acquisition Date”) by the parent company of Watson, which included Anda Inc. and Valmed Pharmaceutical, Inc., both wholesale distributors of pharmaceutical products and now, along with Watson, all wholly owned subsidiaries of Actavis plc, and (ii) Elan assigned its rights, title and interest in the Principal Agreement to EDT Pharma Holdings Limited, which subsequently changed its name to Alkermes Pharma Ireland Limited. The FDA has also now imposed an annual pharmaceutical industry fee on Watson in reference to product sales, which is attributable in part to sales of Generic Verapamil.

(C)	As a result of the above commercial developments, Alkermes and Watson wish to make certain changes to the Principal Agreement in accordance with the terms and conditions set out below.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.	Defined terms used in this Supplemental Agreement No 2 shall have the meaning assigned to them in the Principal Agreement unless such terms are specifically defined herein.

2.	The Principal Agreement is hereby amended to add the following language, as a separate paragraph, after the definition of “Affiliate” in Section 1.1 entitled “Definitions:”

“Notwithstanding the foregoing, for the purposes of this Principal Agreement, a Wholesaler Affiliate shall not constitute an Affiliate of Watson.”

3.	The Principal Agreement is hereby amended to add the following language, as a separate paragraph, after the definition of “In Market” in Section 1.1 entitled “Definitions”:

“Industry Fees” shall mean compulsory payments and cash rebates related to the sales of such Product paid to a government authority (or agent thereof) pursuant to the Patient Protection and Affordable Care Act as amended by the Health Care Education Affordability Reconciliation Act, to the extent allowed and taken.”

4.	The Principal Agreement is hereby amended to add the following additional subparagraph in the definition of “Net Sales Price” after subparagraph (c) in Section 1.1 entitled “Definitions”:

“(d) The portion of the Industry Fees attributable to sales of authorized Generic Verapamil. (such Industry Fee calculated as follows: authorised Generic Verapamil sales, divided by Total branded prescription drug sales (as defined by section 9008 of the Act) for all of Watson’s products, multiplied by Waton’s final Industry Fees amount.)”

5.	The Principal Agreement is hereby amended by deleting the final subparagraph in the definition of “Net Sales Price” in Section 1.1 entitled “Definitions” and replacing it in its entirety with the following paragraph:

“NSP shall be determined on an accrual method of accounting determined in accordance with generally accepted accounting principles and on a basis consistent with Watson’s customary practices (except for the Industry Fees which is classified as an operating expense for GAAP purposes).

6.	The Principal Agreement is hereby amended to add the following language, as a separate paragraph, after the definition of “Net Sales Price” in Section 1.1 entitled “Definitions”:

“Notwithstanding the foregoing, for any sales by a Wholesaler Affiliate, NSP shall be calculated using the current quarters’ Watson Net Average Sales Price multiplied by the units shipped by Watson or its Affiliates to the Wholesaler Affiliate.”

7.	The Principal Agreement is hereby amended to add the following new definition, as a separate paragraph, after the definition of “Watson” in Section 1.1 entitled “Definitions”:

“Watson Net Average Sales Price” shall mean Watson Net Sales in dollars (excluding sales by Wholesaler Affiliate) per strength divided by the number of units sold per strength.” (excluding units sold by Wholesaler Affiliate)

8.	The Principal Agreement is hereby amended to add the following language, as a separate paragraph, after the definition of “Watson Trademark” in Section 1.1 entitled “Definitions:”

“Wholesaler Affiliate” shall mean a subsidiary or affiliate of Watson whose primary business is wholesale distribution of pharmaceutical products, shall mean each of Anda, Inc. and Valmed Pharmaceutical, Inc., substantially all of the business of which consists of the wholesale distribution of pharmaceutical products.”

9.	Section 15.11 of the Principal Agreement shall be amended as follows:

The Elan contact details shall be replaced with the following Alkermes contact details:

Alkermes Pharma Ireland Limited

Connaught House

1 Burlington Road

Dublin 4

Ireland

Attention: Company Secretary

Fax: +353 (1) 772 8001

With a copy to: Vice President, Alliance Management

Fax:+353 (0)1 772 8001

10.	Except as specifically amended by this Supplemental Agreement No 2, all terms and conditions of the Principal Agreement remain in full force and effect, and this Supplemental Agreement No 2 shall be deemed to be a part of the Principal Agreement.

11.	This Supplemental Agreement No. 2 may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures provided by facsimile transmission or in Adobe® PDF sent by electronic mail shall be deemed to be original signatures (with actual originals for each party to follow for their permanent records).

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Agreement No. 2 to be duly executed and delivered on the dates set forth below their signature lines, effective as of the Supplemental Agreement No. 2 Effective Date.

ALKERMES PHARMA IRELAND LIMITED		WATSON LABORATORIES, INC.

By:	/s/ Shane Cooke	By:	/s/ Fred Wilkinson
Name:	Shane Cooke	Name:	Fred Wilkinson
Title:	Director	Title:	President, Global Brands
Date:	31/1/14	Date:	1/17/14